For Information, Contact:
Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
(212) 445-8368


Casual Male Retail Group, Inc. Agrees to Acquire Rochester Big and Tall


CANTON, MA. and SAN FRANCISCO, CA. August 19, 2004 -- Casual Male Retail Group, Inc. (NASDAQ/NMS: "CMRG" ), retail brand operator of Casual Male Big & Tall, the exclusive retailer of George Foreman's clothing collection, and Rochester Big and Tall Clothing, Inc. ("Rochester"), the worldwide fashion leader for the discriminating big and tall man, today announced that Casual Male has signed an asset purchase agreement, subject to buyer's due diligence and other normal closing conditions, to acquire privately held Rochester. The purchase price is $15 million in cash and the assumption of bank and subordinated debt of approximately $5 million, in addition to the assumption of identified operating liabilities such as accounts payable and accrued liabilities. There is a potential payment over a three-year period of an additional $4 million, which is subject to an earn-out provision. Assuming satisfaction of all closing conditions, the acquisition is targeted to close by October 31, 2004.

Seymour Holtzman, Chairman of Casual Male Retail Group, Inc. said, "The acquisition of Rochester provides an incredible opportunity to expand our business into the higher end of the big and tall market and increase our market share in this highly fragmented industry. This is another step in our plan to transform Casual Male into a company of global significance."

"We believe the acquisition will be accretive to Casual Male's 2004 earnings," said David Levin, CEO and President of Casual Male. Mr. Levin further stated, "Rochester is the premier big and tall operator specializing in suits and sportswear with 21 locations in major cities in the United States, one in London, England, and a growing catalog and e-commerce business. By capitalizing on the significant synergies in merchandising, marketing and direct to consumer business, we expect there to be significant expansion opportunities for Rochester in the United States and international markets."

Rochester Big and Tall Clothing was founded in 1906 in San Francisco and has been providing quality apparel and accessories for the hard-to-fit discriminating man. Robert L. Sockolov, President and Chief Executive Officer of the family owned business, will join the Board of Directors of Casual Male at the close of the transaction. Mr. Sockolov said, "Casual Male provides the perfect vehicle to grow our family business into a much larger enterprise. The existing executive management team of myself, Bill Sockolov, Steve Sockolov and John Soares will be joining forces with Casual Male to realize our goal as the worldwide fashion leader for the big and tall man."

Rochester had unaudited annual sales for the year ended June 30, 2004 of $65 million and an operating income (which includes depreciation of approximately $1 million) in the $2 to $2.5 million range. This acquisition advances Casual Male's goal of increasing its overall market share with the addition of complementary businesses. The Rochester customer is a sophisticated consumer who shops name brands such as Versace, Ermenegildo Zegna, Burberry and Polo Ralph Lauren, whereas the Casual Male customer shops primarily for moderately priced casual clothing.

Casual Male will discuss the Rochester acquisition and its second quarter earnings on Thursday, August 19, 2004 at 11:00 a.m. EDT. To listen to the web cast, go to www.casualmale.com/investor and click on the second quarter earnings icon.

CMRG, the largest retailer of big and tall men's apparel, operates 489 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, and 48 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about the timing of the acquisition and the accretive nature of the acquisition to Casual Male. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company in this press release due to numerous factors, including, without limitation, the ability to satisfy the conditions to the consummation of the acquisition, the operational integration associated with the acquisition and other risks generally associated with such transactions. Furthermore, the Company encourages readers to refer to its prior filings with the Securities and Exchange Commission, including, without limitation, its Current Report on Form 8-K filed on April 14, 2004, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.